Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
www.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF’s Board of Directors Elects Former U.S. Congressman

Jim Ramstad to Board Membership

WAYZATA, MN, October 17, 2011 – The Board of Directors of TCF Financial Corporation (“TCF”) (NYSE: TCB) today announced the election of James M. Ramstad to the TCF Board of Directors.

Mr. Ramstad served nine terms as Minnesota Congressman in the U.S. House of Representatives from 1991 to 2009, during which time he was a member of the House Ways and Means Committee, Health and Trade Subcommittees and Chairman of the IRS Oversight Committee.  He is currently a Senior Policy Advisor to the Hazelden Foundation and the National Association of Drug Court Professionals, as well as a Senior Advisor to Alliantgroup LLC, a company that provides specialty tax services to its business clients.

“We are excited to welcome Jim Ramstad to TCF’s Board of Directors.  Jim brings a legacy of community service and a wealth of knowledge and experience in the political arena to the Board,” said William A. Cooper, Chairman and Chief Executive Officer.  “We look forward to the insight Jim will provide to our board and management team.”

TCF is a Wayzata, Minnesota-based national bank holding company with $18.8 billion in total assets.  TCF has 439 banking offices in Minnesota, Illinois, Michigan,

Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services.  TCF also conducts commercial leasing and equipment finance business in all 50 states and commercial inventory finance business in the U.S. and Canada.   For more information about TCF, please visit www.tcfbank.com.

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